INTERNATIONAL GOLD RESOURCES, INC.

 (An Exploration Stage Company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED JULY 31, 2007

(Unaudited – Prepared by Management)

(Stated in US Dollars)

------ INDEX ------

Interim Consolidated Balance Sheet

Interim Consolidated Statement of Operations

Interim Consolidated Cash Flow Statement

Interim Consolidated Statement of Stockholders’ Deficit

Notes to Interim Consolidated Financial Statements

INTERNATIONAL GOLD RESOURCES, INC.

(An Exploration Stage Company)

INTERIM CONSOLIDATED BALANCE SHEET

AT JULY 31, 2007 WITH AUDITED FIGURES AT OCTOBER 31, 2006

(Unaudited - Prepared by Management)

(Stated in US Dollars)

	(Unaudited)	(Audited)
	July 31, 2007	October 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 23,629	$ 289,024
Prepaid expenses and deposits	136,463	-

	160,092	289,024

DEPOSIT ON PLANT (Note 15(iii))	350,000	350,000

PROPERTY AND EQUIPMENT (Note 4)	149,816	77,158

Total Assets	$ 659,908	$ 716,182

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 878,368	$ 839,192
Subscriptions received	525,000	-
Due to shareholder (Note 5)	57,643	55,566
Loan payable (Note 6)	100,000	-
Current portion of loan payable (Note 6)	39,048	-

	1,600,059	894,758

LONG TERM
Loan payable (Note 6)	26,032	-

Total Liabilities	1,626,091	894,758

STOCKHOLDERS' DEFICIT
Authorized:
20,000,000 preferred shares, par value $0.0001 per share
200,000,000 common shares, par value $0.00002 per share
Issued and outstanding:
100 preferred shares issued and outstanding (100 - 2006) (Note 9)	-	-
108,718,232 common shares issued and outstanding (101,809,414 - 2006) (Note 8)	2,175	2,036
Additional paid in capital	20,409,458	17,074,721
Deficit – Accumulated during exploration stage	(21,377,816)	(17,255,333)

Total Stockholders’ Deficit	(966,183)	(178,576)

Total Liabilities and Stockholders' Deficit	$ 659,908	$ 716,182

Going concern (Note 2)
Commitments (Note 15)
Subsequent events (Note 16)

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL GOLD RESOURCES, INC.

 (An Exploration Stage Company)

INTERIM CONSOLIDATED STATEMENT OF OPERATIONS

FOR THREE AND NINE MONTHS ENDED JULY 31, 2007

(Unaudited - Prepared by Management)

(Stated in US Dollars)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Period from
	Inception of	3 months ended		9 months ended
	November 26, 2001 to July 31, 2007	July 31, 2007	July 31, 2006	July 31, 2007	July 31, 2006

REVENUES	$ 15,425	$ -	$ -	$ -	$ -

GENERAL AND ADMINISTRATIVE EXPENSES
Accounting and auditing	412,433	54,789	33,629	133,352	126,677
Advertising and promotion	65,904	10,406	(20)	42,057	6,610
Amortization	81,748	15,076	8,352	45,112	25,056
Bank charges and interest	889,946	37,629	71,533	399,243	191,958
Consulting and salaries	3,304,936	260,955	127,477	598,847	3,328,522
Due diligence	170,000	-	-	170,000	-
Filing and transfer agent fees	14,704	1,417	925	4,134	4,648
Financing fees	1,114,473	-	-	1,110,445	-
Investor relations	2,176,909	7,960	561,290	223,010	1,522,820
Legal	370,640	57,525	29,962	192,081	103,819
Office supplies and stationery	251,558	102,391	15,670	138,563	73,961
Telephone	22,819	7,344	3,180	10,480	7,147
Travel and accommodations	435,763	133,364	76,161	179,332	168,577

	9,311,833	688,856	928,159	3,246,656	5,559,795

MINERAL PROPERTY EXPLORATION AND DEVELOPMENT
EXPENSES (Note 10)
Acquisition costs	6,773,309	28,066	924,000	28,066	3,950,100
Exploration costs	2,453,592	629,386	175,607	936,911	1,040,388

	9,226,901	657,452	1,099,607	964,977	4,990,488
OTHER (REVENUE)/EXPENSE ITEMS
Interest income	(13,055)	-	(6,108)	(100)	(10,911)
Foreign exchange gain	(140,652)	(102,700)	-	(140,652)	-
(Gain)/loss on derivative contracts	3,008,214	102,319	-	51,602	-

	2,854,507	(381)	(6,108)	(89,150)	(10,911)

NET LOSS	$ (21,377,816)	$ (1,345,927)	$ (2,021,658)	$ (4,122,483)	$ (10,539,372)

BASIC AND DILUTED LOSS PER COMMON SHARE		$ (0.01)	$ (0.02)	$ (0.04)	$ (0.13)

WEIGHTED AVERAGE NUMBER OF BASIC AND
DILUTED COMMON SHARES OUTSTANDING		108,329,282	87,499,986	104,155,543	83,555,895

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL GOLD RESOURCES, INC.

 (An Exploration Stage Company)

INTERIM CONSOLIDATED CASH FLOW STATEMENT

FOR THREE AND NINE MONTHS ENDED JULY 31, 2007

(Unaudited - Prepared by Management)

(Stated in US Dollars)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Period from
	Inception of	3 months ended		9 months ended
	November 26, 2001 to July 31, 2007	July 31, 2007	July 31, 2006	July 31, 2007	July 31, 2006

OPERATING ACTIVITIES
Net loss for the period	$ (21,377,816)	$ (1,345,927)	$ (2,021,658)	$ (4,122,483)	$(10,539,372)
Add/(deduct) non cash items
Accrued interest	802,954	35,751	32,450	387,207	85,186
Amortization	81,748	15,076	8,352	45,112	25,056
Shares issued for services rendered	4,101,614	-	541,500	197,700	4,487,601
Value of warrants issued with loan payable	1,075,445	-	-	1,075,445	-
Property acquisition costs paid in shares	3,725,100	-	-	-	-
Non-cash acquisition costs	2,638,202	-	825,000	-	3,725,100
(Gain)/loss on derivative contracts	3,008,214	102,319	-	51,602	-
Changes in non-cash working capital items
Accounts receivable	-	-	(1,189)	-	(1,189)
Subscriptions receivable	-	125,000	-	-	-
Prepaid expenses and deposits	(136,463)	(51,458)	151,411	(136,463)	14,713
Accounts payable and accrued liabilities	44,681	94,598	(109,030)	114,174	(195,156)
Subscriptions received	525,000	525,000	-	525,000	-

Cash provided/(used) by operating activities	(5,511,321)	(499,641)	(573,164)	(1,862,706)	(2,398,061)

FINANCING ACTIVITIES
Common stock issued for cash	4,369,732	-	731,926	1,075,000	2,824,222
Common stock issued on exercise of warrants	177,500	125,000	-	125,000	64,500
Preferred shares redeemed	(100,000)	-	-	-	-
Convertible debentures issued	650,000	-	-	350,000	-
Convertible notes issued	510,000	-	(2,953)	-	450,000
Loans payable	165,080	65,080	-	165,080	-
Advances from shareholder	42,507	-	678	-	2,008
Due to UniWorld Mineracao Ltda.	-	-	-	-	(44,575)

Cash provided/(used) by financing activities	5,814,819	190,080	729,651	1,715,080	3,296,155

INVESTING ACTIVITIES
Deposit on plant	(350,000)	-	-	-	-
Property and equipment acquired	(127,455)	(35,043)	(4,146)	(117,769)	(4,146)
Cash acquired with purchase of subsidiary (Note 1)	197,586	-	-	-	-

Cash provided/(used) by investing activities	(279,869)	(35,043)	(4,146)	(117,769)	(4,146)

CASH INCREASE/(DECREASE)	23,629	(344,604)	152,341	(265,395)	893,948

CASH, BEGINNING OF PERIOD	-	368,233	848,501	289,024	106,894

CASH, END OF PERIOD	$ 23,629	$ 23,629	$ 1,000,842	$ 23,629	$ 1,000,842

SUPPLEMENTAL DISCLOSURE:
Interest paid	$ 106,910	$ 4,810	$ 42,000	$ 9,810	$ 70,200
Income taxes paid	$ -	$ -	$ -	$ -	$ -

NON-CASH ACTIVITIES
Shares issued on conversion of debt	$ 7,116,261	$ 416,850	$ 738,900	$ 659,130	$ 3,247,296
Shares issued for services rendered	$ 4,101,614	$ -	$ 541,500	$ 197,700	$ 4,487,601
Shares issued for property acquired	$ 3,725,100	$ -	$ 825,000	$ -	$ 3,725,100
Shares issued for International Gold Resources,Inc.(Note1)	$ 1,100	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL GOLD RESOURCES, INC.

(An Exploration Stage Company)

INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

AT JULY 31, 2007

(Unaudited - Prepared by Management)

(Stated in US Dollars)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Note 8) Common Shares		(Note 9) Preferred Shares		Additional	Deficit Accumulated During	Total
	Number Of Shares	Amount	Number Of Shares	Amount	Paid In Capital	Exploration Stage	Stockholders’ Deficit
Shares issued for cash	65,000,000	$ 1,300	-	$ -	$ 5,200	$ -	$ 6,500

Net loss for the period ended October 31, 2002	-	-	-	-	-	(8,890)	(8,890)

Balance, October 31, 2002	65,000,000	1,300	-	-	5,200	(8,890)	(2,390)

Net loss for the year ended October 31, 2003	-	-	-	-	-	(30,838)	(30,838)

Balance, October 31, 2003	65,000,000	1,300	-	-	5,200	(39,728)	(33,228)

Net loss for the year ended October 31, 2004	-	-	-	-	-	(13,280)	(13,280)

Balance, October 31, 2004	65,000,000	1,300	-	-	5,200	(53,008)	(46,508)

Shares issued pursuant to merger with International Gold Resources Inc. (Note 1)	11,005,400	220	-	-	880	-	1,100

Shares issued for cash	184,000	2	-	-	275,998	-	276,000

Shares issued on conversion of debt	968,626	20	-	-	484,283	-	484,303

Net loss for the year ended October 31, 2005	-	-	-	-	-	(7,469,031)	(7,469,031)

Balance, October 31, 2005	77,158,026	1,542	-	-	766,361	(7,522,039)	(6,754,136)

Shares issued for cash	1,925,662	39	-	-	3,012,193	-	3,012,232

Shares issued on conversion of debt	6,516,992	130	-	-	6,214,978	-	6,215,108

Shares issued for fees	3,273,734	66	-	-	3,903,848	-	3,903,914

Shares issued for property	300,000	6	-	-	824,994	-	825,000

Shares issued upon exercise of warrants	35,000	1	-	-	52,499	-	52,500

Shares issued on acquisition of Uniworld Mineracao Ltda.	600,000	12	2,000,100	20	2,900,068	-	2,900,100

Preferred shares returned to treasury	-	-	(1,000,000)	(10)	(599,990)	-	(600,000)

Preferred shares converted to common shares	12,000,000	240	(1,000,000)	(10)	(230)	-	-

Net loss for the year ended October 31, 2006	-	-	-	-	-	(9,733,294)	(9,733,294)

Balance, October 31, 2006	101,809,414	2,036	100	-	17,074,721	(17,255,333)	(178,576)

Shares issued for fees	306,000	6	-	-	197,694	-	197,700

Value of warrants attached to convertible debentures	-	-	-	-	202,601	-	202,601

Value of warrants issued to holders of the loan payable	-	-	-	-	1,075,445	-	1,075,445

Shares issued for cash	4,300,000	86	-	-	1,074,914	-	1,075,000

Shares issued for debt	969,118	20	-	-	242,260	-	242,280

Shares issued on conversion of convertible debentures	833,700	17	-	-	416,833	-	416,850

Shares issued on exercise of warrants	500,000	10	-	-	124,990	-	125,000

Net loss for the period ended July 31, 2007	-	-	-	-	-	(4,122,483)	(4,122,483)

Balance, July 31, 2007	108,718,232	$ 2,175	100	$ -	$ 20,409,458	$ (21,377,816)	$ (966,183)

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL GOLD RESOURCES, INC.

 (An Exploration Stage Company)

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED JULY 31, 2007

(Unaudited – Prepared by Management)

(Stated in US Dollars)

1.

ORGANIZATION AND DESCRIPTION OF THE BUSINESS

International Gold Resources, Inc. (formerly Montpellier Group Inc.) (“IGR” or the “Company”) is a public company trading on the Over-the-Counter Bulletin Board (OTCBB).  On August 19, 2005, the Company completed an acquisition and amalgamation with International Gold Resources Inc. a private company incorporated on March 16, 2004 under the laws of the State of Nevada.  Subsequent to the amalgamation, the Company changed its name to International Gold Resources, Inc.

The acquisition and amalgamation of the Company with IGR has been recorded under the purchase method of accounting.  As at August 19, 2005, IGR had the following fair values:

Cash	$ 197,586
Plant and equipment, net	104,109
Accounts payable	(335,185)
Notes payable	(147,357)
Convertible notes payable	(1,450,597)
Convertible debentures payable	(1,005,658)

Consideration for IGR was 11,005,400 shares valued at its last trading price for a total value of $1,100.  The excess of the purchase price over the net book value, totaling $2,638,202 has been attributed to the resource properties held in IGR.  Management believes an impairment exists and has accordingly written off the value to acquisition costs.

On September 30, 2004 and October 30, 2004, the Company entered into agreements to acquire 49% and 51% respectively, for a total of 100% interest in nineteen mineral claims located in Amapa State, Brazil through the acquisition of Uniworld Mineracao Ltda. and had committed itself to the issue of 2,000,000 convertible preferred shares.  Conversion was to occur by providing the Company with written verification of the ownership of the claims by the Company. On March 1, 2006, written verification of ownership of these claims was received, and Uniworld Mineracao Ltda. (“Uniworld”) is now 100% owned by the Company.  On March 1, 2006, the Company also issued 600,000 common shares as an acquisition cost of Uniworld.

On March 22, 2006 the Company acquired 100% of Amapa Gold Ltda (“Amapa Gold”), which company owns the mineral rights of the Porto Grande property.

The Company is an exploration stage company engaged in the acquisition, exploration, and development of resource properties.

The Company has a fiscal year-end of October 31.

2.

GOING CONCERN

The accompanying interim consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.  As shown in the accompanying interim consolidated financial statements, the Company incurred a net loss of $4,122,483 ($10,539,372 – July 31, 2006) for the nine months ended July 31, 2007. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital, and other cash requirements for the year ending October 31, 2007.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, explore and develop mineral properties, and the discovery, development and sale of ore reserves.

In response to these problems, management intends to raise additional funds through public or private placement offerings.  These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying interim consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.

  BASIS OF PRESENTATION

These interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim consolidated financial information.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The Company applies the same accounting policies and methods in its interim consolidated financial statements as those in the audited annual financial statements.

4.

PROPERTY AND EQUIPMENT

			July 31, 2007
		Accumulated	Net Book
	Cost	Amortization	Value

Buildings	$ 39,648	$ 6,538	$ 33,110
Computer equipment	12,881	7,319	5,562
Furniture and fittings	41,265	3,351	37,914
Leasehold improvements	12,216	1,221	10,995
Vehicles	138,405	76,170	62,235

	$ 244,415	$ 94,599	$ 149,816

			October 31, 2006
		Accumulated	Net Book
	Cost	Amortization	Value

Buildings	$ 22,511	$ 3,564	$ 18,947
Computer equipment	11,773	4,098	7,675
Furniture and fittings	1,400	257	1,143
Vehicles	90,962	41,569	49,393

	$ 126,646	$ 49,488	$ 77,158

5.

DUE TO SHAREHOLDER

The Company arranged an unsecured line of credit with a shareholder.  The line of credit bears interest at the rate of 5% per annum with all outstanding principal and accrued interest payable by December 1, 2005.  At July 31, 2007, the amount of $57,643 ($55,566 – October 31, 2006) had not been repaid as the shareholder has agreed to extend the repayment terms until the Company is fully financed.

6.

LOANS PAYABLE

In February of 2007, the Company received a loan in the amount of $100,000 ($Nil – October 31, 2006) due on demand and without interest from a director of the Company.

In March of 2007, the Company received a term loan in the amount of $78,095 (R$146,000) to be repaid in 24 monthly installments of $4,461 (R$8,340) with interest.

7.

WARRANTS

At July 31, 2007, there were 20,000 (Nil – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before November 9, 2007.

At July 31, 2007, there were 100,000 (Nil – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before November 12, 2007.

At July 31, 2007, there were 20,000 (Nil – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before November 18, 2007.

At July 31, 2007, there were 140,000 (Nil – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before November 22, 2007.

At July 31, 2007, there were 50,000 (Nil – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before December 13, 2007.

At July 31, 2007, there were 20,000 (Nil – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before December 14, 2007.

At July 31, 2007, there were 1,000,000 (Nil – October 31, 2006) cashless warrants outstanding entitling a third party company to purchase common shares of the Company at $0.49 per share exercisable in exchange for financial advisory and investment banking services. The warrants are exercisable over a six month period with 1,000,000 warrants vested on July 24, 2007, 500,000 warrants vesting on October 24, 2007, and 500,000 warrants vesting on January 24, 2008.

At July 31, 2007, there were 4,300,000 (Nil – October 31, 2006) warrants outstanding pursuant to the terms of the private placement that closed on April 30, 2007 entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before April 29, 2008.

At July 31, 2007, there were 30,000 (30,000 – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $1.50 per share exercisable on or before July 29, 2008.

At July 31, 2007, there were 35,000 (35,000 – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $1.50 per share exercisable on or before September 7, 2008.

At July 31, 2007, there were 1,150,000 (Nil – October 31, 2006) warrants outstanding entitling the holders to purchase common shares of the Company at $1.00 per share exercisable on or before December 10, 2008, and 1,150,000 warrants entitling the holders to purchase common shares of the Company at  $0.50 per share exercisable on or before December 10, 2008.

At July 31, 2007, there were 1,500,000 (Nil – October 31, 2006) cashless warrants outstanding entitling the Chief Executive Officer to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2008 and on or before March 26, 2011 and these warrants are valid only if he is employed by the Company on March 29, 2008; 1,500,000 (Nil – October 31, 2006) cashless warrants outstanding entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2009 and on or before March 26, 2012 and these warrants are valid only if he is employed by the Company on March 29, 2009; and 1,500,000 cashless warrants outstanding entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2010 and on or before March 26, 2013 and these warrants are valid only if he is employed by the Company on March 29, 2010.

At July 31, 2007, there were 4,000,000 (Nil – October 31,2006) cashless warrants outstanding entitling a director to purchase common shares of the Company at $0.25 per share exercisable on or before April 4, 2012.

At July 31, 2007, there were up to 9,000,000 (Nil – October 31, 2006) cashless warrants outstanding entitling the holder to purchase 90 common shares for every $100 of equity financing the holder is successful in arranging for the Company, at $1.00 per share exercisable on or before March 29, 2012.

At July 31, 2007, there were up to 9,000,000 (Nil – October 31,2006) cashless warrants outstanding entitling the holder to purchase common shares of the Company at $1.50 per share exercisable on or before March 29, 2012 on the condition that the holder is successful in arranging gross proceeds of at least $10,000,000 in equity financing for the Company, and the common stock of the Company sustains an average trading price of $1.50 per share for 30 consecutive trading days.

At July 31, 2007, there were 2,000,000 (Nil – October 31, 2006) cashless warrants outstanding entitling the holder to purchase common shares of the Company at $0.445 per share exercisable on or before March 29, 2012.

At July 31, 2007, there were 4,000,000 (Nil – October 31, 2006) cashless warrants outstanding entitling a director of the Company, as part of his compensation package, to purchase common shares of the Company

8.

COMMON SHARES

On January 15, 2007, the Company issued 3,000 common shares in lieu of cash for services provided to the Company valued at $1,950.

On January 31, 2007, the Company issued 300,000 common shares in lieu of cash for services provided to the Company valued at $195,000.

On March 15, 2007, the Company issued 3,000 common shares in lieu of cash for services provided to the Company valued at $750.

On April 11, 2007, the Company issued 320,000 common shares to the President of the Company as a reduction of the payable owing to the President in the amount of $80,000.

On April 18, 2007, the Company issued 649,118 common shares of the Company in lieu of the cash payment of interest totaling $162,280.  On December 17, 2006, the Company completed a financing to borrow $1,150,000 in order to commence production of which the Company had only borrowed $350,000.  Terms of the loan provided for a penalty equal to the amount of interest that would have been payable had the loan not been paid before the maturity date of June 16, 2008.

On April 30, 2007, the Company issued 4,300,000 common shares at $0.25 per share for cash proceeds of $1,075,000.

On May 15, 2007, the holders of $350,000 in convertible debentures elected to convert their debt including the accrued interest into 833,000 common shares of the Company.

On June 18, 2007, the Company issued 500,000 common shares on the exercise of 500,000 warrants at $0.25 per share for gross proceeds of $125,000.

9.

 PREFERRED SHARES

 On March 1, 2006, the Company issued 2,000,100 convertible preferred shares valued at $2,000,100 pursuant to the agreements entered into on September 30, 2004 and October 30, 2004 to acquire 49% and 51% respectively, for a total of 100% interest in nineteen mineral claims located in Amapa State, Brazil through the acquisition of Uniworld Mineracao Ltda.   If and when dividends are declared on the common shares, the preferred shares will pay dividends at the same rate.  One preferred share is convertible into twelve common shares.

 On September 8, 2006, the Board of Directors authorized a repurchase of 1,000,000 convertible preferred shares for the sum of $600,000 payable at $50,000 per month.  At July 31, 2007, included in accounts payable and accrued liabilities is $480,000 still owing.  The Company is in default on this repayment and is currently in negotiations to reschedule the amount and repayment terms of this liability.

 On September 25, 2006, 1,000,000 convertible preferred shares were converted into 12,000,000 common shares.

 At July 31, 2007, 100 (100 – October 31, 2006) convertible preferred shares remain issued and outstanding.

10.

MINERAL PROPERTY EXPLORATION AND DEVELOPMENT EXPENSES

From the date of the acquisition and amalgamation to July 31, 2007, the Company has spent $9,226,901 on mineral property costs and expensed $2,638,202 (see Note 1) on the acquisition of IGR.  The $2,638,202 was the value attributed on the acquisition and amalgamation of IGR.  This is summarized as follows:

	Amapa, Brazil (see Note 15)	Mahtin	Bonanza	Crown Jewel	Total
Balance, October 31, 2004	$ -	$ -	$ -	$ -	$ -
Acquisition costs	156,741	100	100	-	156,941
Exploration costs	378,018	30,373	63,338	-	471,729
	534,759	30,473	63,438	-	628,670
Write-down of acquisition cost relating to International Gold Resources Inc. (see Note 1)	2,638,202	-	-	-	2,638,202
Balance, October 31, 2005	3,172,961	30,473	63,438	-	3,266,872
Acquisition costs	2,999,100	604,000	302,000	45,000	3,950,010
Exploration costs	921,364	88,165	14,590	20,833	1,044,952
Balance, October 31, 2006	7,093,425	722,638	380,028	65,833	8,261,924
Acquisition costs	-	-	28,066	-	28,066
Exploration costs	578,188	358,723	-	-	936,911
Balance, July 31, 2007	$ 7,671,613	$ 1,081,361	$ 408,094	$ 65,833	$ 9,226,901

i)

Mahtin Claims, Yukon Territory, Canada

On October 4, 2004, the Company entered into an Assignment and Assumption of Option Agreement to earn a 100% interest in the Mahtin, Cathy, and Kirkman claims located in the Dawson Mining District of the Yukon Territory in Canada by issuing 400,000 shares of the Company, making cash payments totalling $420,000, and by spending a minimum of $1,675,000 on the Mahtin claim and another $1,675,000 on the Kirkman and Cathy claims.

In May of 2007, the Company entered into a new agreement with the claims owner to acquire 100% ownership of the Mahtin, Bonanza, and Crown Jewel properties.  Under the new agreement, the Company will pay a total of CDN$645,000 and will issue 1,000,000 shares of common stock over the next 4 years to the claim owner.  250,000 additional shares will be issued upon the completion of an operations feasibility study on any of the properties.  The Company will also invest over the 4 year period a minimum of CDN$3,600,000 in exploration expenses for the three properties.  The claim owner will retain a 2% NSR royalty on each property.  The Company can buy-back 1% of the NSR for any one of the properties for CDN$2,000,000.  IGR will make an annual cash advance royalty payment of CDN$25,000 for each of the properties deductible against the NSR commencing at the start of the 5th year and continuing each year thereafter until commencement of commercial production.

This new agreement allows IGR to proceed with exploration efforts on three highly prospective properties in the Yukon: Mahtin; Bonanza; and Crown Jewel.  IGR, on the advice of its Yukon exploration team, will relinquish all rights back to the claim owner for the previously held Cathy and Kirkman properties.

ii)

Bonanza Claims, Yukon Territory, Canada

On October 4, 2004, the Company entered into an Assignment and Assumption of Option Agreement to earn a 100% interest in the Bonanza claims located in the Dawson Mining District of the Yukon Territory in Canada by issuing 300,000 shares of the Company, making cash payments totalling $200,000, and by spending a minimum of $1,000,000 on the Bonanza claims.

In May 2007, IGR entered into a new agreement with the claims owner to acquire 100% ownership of the Mahtin, Bonanza, and Crown Jewel properties.  See Note 10(i) above for the details of the new agreement under the discussion relating to the Mahtin Claims in the Yukon Territory, Canada.

iii)

Crown Jewel Claims, Yukon Territory, Canada

On March 5, 2006, the Company entered into an Assignment and Assumption of an Option Agreement to acquire 100% of the Crown Jewel Project which includes the King, Prince, and Crown Jewel claims located in the Dawson Mining District of the Yukon Territory in Canada.  Under the agreement, the Company is obligated to pay $200,000 in cash and issue 500,000 common shares of the Company over a three year period.  A 2% NSR is included and 1% of the NSR can be purchased by the Company for $1,000,000 in either cash or stock.

In May 2007, IGR entered into a new agreement with the claims owner to acquire 100% ownership of the Mahtin, Bonanza, and Crown Jewel properties.  See Note 10(i) above for the details of the new agreement under the discussion relating to the Mahtin Claims in the Yukon Territory, Canada.

iv)

Horn Claims, Yukon Territory, Canada

On May 24, 2007, the Company entered into an Option Agreement to earn a 100% interest in the Horn claims located in the Yukon Territory in Canada by issuing 1,250,000 shares of the Company, making cash payments totalling $345,000, and spending a minimum of $1,650,000.  A 2% NSR is included and 1% of the NSR can be bought by the Company for a payment of $2,000,000.

11.

RELATED PARTY TRANSACTIONS

During the nine months ended July 31, 2007, the Company entered into the following transactions with related parties:

•

paid or accrued consulting fees of $228,668 ($128,000 – July 31, 2006) to officers, directors, and a company controlled by a director;

•

a director provided a loan to the Company in the amount of $100,000, due on demand and without interest (Note 6);

•

a director was granted 4,000,000 cashless warrants entitling him to purchase common shares of the Company at $0.25 per share exercisable on or before April 4, 2012 (Note 7);

•

the President received 320,000 common shares valued at $0.25 per share as a reduction in the payable owing in the amount of $80,000 (Note 8).

•

the Chief Executive Officer was granted 500,000 warrants entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2007 and on or before March 26, 2010 which were exercised on June 18, 2007 (Note 8); 1,500,000 cashless warrants entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2008 and on or before March 26, 2011 and these warrants are valid only if he is employed by the Company on March 29, 2008; 1,500,000 cashless warrants entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2009 and on or before March 26, 2012 and these warrants are valid only if he is employed by the Company on March 29, 2009; and 1,500,000 cashless warrants entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2010 and on or before March 26, 2013 and these warrants are valid only if he is employed by the Company on March 29, 2010 (Note 7);

•

At July 31, 2007, $45,693 ($95,417 – October 31, 2006) was due to directors, officers, and a company controlled by a director, which is included in accounts payable and accrued liabilities.

These transactions have been in the normal course of operations and are recorded at the exchange amount which is the amount agreed to by the parties.

12.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, accounts payable and accrued liabilities, an amount due to shareholder, convertible debentures payable, and a loan payable.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency, or credit risks arising from these financial instruments.  The fair values of these financial instruments approximate their carrying value, unless otherwise noted.

13.

INCOME TAXES

The Company has accumulated net operating losses for income tax purposes of approximately $10,000,000 which may be carried forward up to 2026 and used to reduce taxable income of future years.

The potential future tax benefits of these losses have not been recognized in these financial statements due to uncertainty of their realization.  A full valuation allowance has been provided for the Company’s future income tax assets, as the management of the Company has determined that it is more likely than not that these assets will not be realized in the foreseeable future.

14.

SEGMENTED INFORMATION

Details on a geographic basis as at July 31, 2007 are as follows:

	July 31, 2007	October 31, 2006
Total Assets
USA	$ 84,547	$ 185,455
Brazil	575,361	530,727
Total	$ 659,908	$ 716,182

Total Property and Equipment
USA	$ 7,606	$ 2,764
Brazil	142,210	74,394
Total	$ 149,816	$ 77,158

Net Loss
USA	$ 3,005,584	$ 6,327,009
Canada	386,789	1,074,588
Brazil	730,110	2,331,697
Total	$ 4,122,483	$ 9,733,294

15.

COMMITMENTS

i)

On March 22, 2006 the Company acquired 100% of Amapa Gold which owns the mineral rights of the Porto Grande property. As a result of the departure of two administrators (more fully detailed below in Note 15(vi)) the March 22, 2006 agreement was replaced by an agreement dated November 8, 2006, which capped the payments for the shares in Amapa Gold at R$50,000 ($24,400) payable in three installments: R$20,000 on November 8, 2006; R$15,000 on December 7, 2006; and the balance of R$15,000 on January 7, 2007.

The Porto Grande property in Amapa State comprises of a 55,000 hectares (135,000 acres) property with the potential for gold, copper, zinc, nickel and manganese. The Company plans to commence exploration work on this property.

ii)

The Company entered into a letter of intent on August 22, 2006 to acquire 50,000 shares in Mineracao Cachoeira Ltd, which shares will be held by a new Brazilian subsidiary the Company still needs to form.  Under the letter of intent, 24,000 shares are to be retained by the sellers until the final sales and purchase agreement has been finalized. A deposit of R$50,000 ($24,400) is to be paid in three installments: R$20,000 and two further payments of R$15,000 each. Payment is to be in the form of a royalty, capped at R$2 million ($935,000) in total payable at 15% of profit per annum.

iii)

On September 25, 2006, the Company entered into an agreement for the cession of certain mineral rights, being the Cacipore tailings property. Payment is to be in the form of a royalty, capped at R$2 million ($935,000) payable at 15% of total royalty per annum. The first six month royalty was to be capped at R$10,000 (approximately $4,700) per month with the last payment being in February 2007.

iv)

When the Company acquired 100% ownership of Amapa Gold the Company appointed the Company’s Brazilian lawyer as the administrator/public officer which position needs to be held by a Brazilian resident under Brazilian law.  This lawyer had come highly recommended and his legal services had been of the highest order.  It came to management’s attention in September 2006 that this gentleman had total disregard for the Company’s internal controls for making payments and conducting business on the Company’s behalf. The Company had him removed from office and has launched numerous court actions against him in order to recover all the necessary documentation in his possession along with recovering the amount he spent on unauthorized disbursements.  This matter is still not resolved.  The total amount which the Company has launched a claim against him is for R$89,040 ($57,315); however, in order to be conservative, the Company has expensed the amount as professional fees since the recovery of these funds will be very difficult.

v)

Management of the Company has opted for the Company to self-insure against business and liability risks rather than purchase third party insurance coverage; consequently, the Company is contingently exposed to financial losses or failure as a result of these risks.

16.

SUBSEQUENT EVENTS

On August 31, 2007, the Company issued the following cashless warrants entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before August 31, 2012 as part of their compensation packages:  1,000,000 cashless warrants to the newly appointed Chairman of the Board with 500,000 cashless warrants vesting on September 1, 2008 and 500,000 cashless warrants vesting on September 1, 2009; 1,000,000 cashless warrants to the newly appointed Vice President of Brazil Operations with 500,000 cashless warrants vesting on September 1, 2008 and 500,000 cashless warrants vesting on September 1, 2009; and 300,000 cashless warrants to the newly appointed Office Manager all vesting on September 1, 2007.